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            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the incorporation by reference of our reports dated February 22, 2010 on the financial statements and financial highlights of the Columbia Select Large-Cap Value Fund (formerly Seligman Large-Cap Value Fund) and Columbia Select Smaller-Cap Value Fund (formerly Seligman Smaller-Cap Value Fund) of the Seligman Value Fund Series, Inc. included in the annual reports for the fiscal year ended December 31, 2009 incorporated by reference in the Statement of Additional Information in this Post-Effective Amendment No. 26 to the Registration Statement (Form N-1A, No. 333-20621) of the Seligman Value Fund Series, Inc. as filed with the Securities and Exchange Commission.


                                              /s/Ernst & Young LLP

Minneapolis, Minnesota
September 22, 2010